EXPENSE LIMITATION AGREEMENT


         This Agreement is made by and between Dividend Growth Trust, a StateDelaware statutory trust (the "Trust") and Dividend Growth Advisors, LLC, a placeStateSouth Carolina limited liability company ("Advisor").


                                 R E C I T A LS

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, the Trust and Advisor have entered into an Investment Advisory Agreement dated October 19, 2005 (the "Advisory Agreement"), pursuant to which Advisor provides services to the Trust for compensation based on the value of the average daily net assets of the Rising Dividend Growth Fund ("Fund"); and

         WHEREAS, the Trust and Advisor have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may otherwise be subject.

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.       Expense Limitation.

         1.1 Fund Operating Expenses; Excess Amount. To the extent that the "Annual Fund Operating Expenses" (within the meaning contained in Form N-1A) incurred by the Fund in any fiscal year, but excluding brokerage and other investment-related costs, interest, taxes, dues, fees and other charges of governments and their agencies including the cost of qualifying the Fund's shares for sale in any jurisdiction, extraordinary expenses such as litigation (including legal and audit fees and other costs in contemplation of or incident thereto) and indemnification and other expenses not incurred in the ordinary course of the Fund's business ("Fund Operating Expenses"), exceed the Operating Expense Limit (as defined in Section 1.2 below), Advisor shall be obligated to reimburse the Fund for such excess amount (the "Excess Amount").

         1.2. Operating Expense Limit. The Operating Expense Limit in any fiscal year with respect to the Fund shall be the amount, expressed as a percentage of the average daily net assets of the Fund, set forth in Schedule A.

         1.3. Method of Computation. To determine Advisor's obligation with respect to the Excess Amount, each day the Fund Operating Expenses shall be annualized. If the annualized Fund Operating Expenses for any day of the Fund exceed the Operating Expense Limit for the Fund, Advisor shall remit to the Fund an amount that, together with any offset of waived or reduced advisory fees, is sufficient to pay that day's Excess Amount. The Fund may offset amounts owed to the Fund pursuant to this Agreement against the fees payable to Advisor pursuant to the Advisory Agreement. Such reimbursement of the Fund by the Advisor shall be done on a monthly basis.

         1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by Advisor to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2. Recoupment of Fee Waivers and Expense Reimbursements.

         2.1. Recoupment. If on any day during which this Agreement is in effect, the estimated annualized Fund Operating Expenses of the Fund for that day are less than the Operating Expense Limit, Advisor shall be entitled to recoup from the Fund the advisory fees waived or reduced and other payments remitted by Advisor to the Fund pursuant to Section 1 of this Agreement (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that the Fund's annualized Fund Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit provided in Schedule A, provided that such amount paid to Advisor will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped.

         2.2. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Fund for the prior fiscal year (including any recoupment payments with respect to such fiscal year) do not exceed the Operating Expense Limit.

3. Term and Termination of Agreement. This Agreement is effective on October 19, 2005, as amended with respect to Class I shares, effective January 29, 2007. This Agreement may be terminated by the Trust with respect to the Fund at any time, without the payment of any penalty, or by Advisor with respect to the Fund upon 60 days' prior written notice to the Trust. In addition, this Agreement shall automatically terminate upon the termination of the Advisory Agreement, unless such termination of the Advisory Agreement occurs in connection with a transfer of the advisory relationship to an affiliate of Advisor.

4. Notice. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

5. Interpretation; Governing Law. This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the 1940 Act, and the rules and regulations promulgated under the 1940 Act. To the extent that the provisions of this Agreement conflict with any such applicable provisions of law, the latter shall control. The laws of the State of placeStateDelaware shall otherwise govern the construction, validity and effect of this Agreement.

6. Amendments. This Agreement may be amended only by a written agreement signed by each of the parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of _____________________, 2007.


                                                  DIVIDEND GROWTH TRUST


                                        By:  _________________________________
                                      Name:
                                     Title:


                                                  DIVIDEND GROWTH ADVISORS, LLC


                                        By:  _________________________________
                                      Name:
                                     Title:






                                   Schedule A


Fund                                            Operating Expense Limit

Rising Dividend Growth Fund

         Class A Shares                         1.65%
         Class C Shares                         2.25%
         Class I Shares                         1.25%